Exhibit 99.(h)(2)

November 1, 2024

The Board of Trustees

Harris Oakmark ETF Trust

111 S. Wacker Drive, Suite 4600

Chicago, IL 60606

Re:          Advisory Fee Waiver Agreement

With reference to the Investment Advisory Agreement (“Advisory Agreement”) for Oakmark U.S. Large Cap ETF (the “Fund”), entered into by and between Harris Associates L.P. (the “Adviser”) and Harris Oakmark ETF Trust (the “Trust”) on behalf of the Fund, we agree as follows:

1.	The Adviser agrees to waive a portion of its advisory fee (as described in the Advisory Agreement’s Fee Schedule) by 0.05% from the Fund’s inception to January 27, 2027.

2.	This letter agreement shall remain in effect until January 27, 2027. During the period covered by this letter agreement, the fee waiver arrangement set forth herein for the Fund may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust. This letter agreement shall be binding upon any successors and assigns of the Adviser.

3.	Neither the Trust nor the Fund will be required to reimburse the Adviser for amounts waived by the Adviser pursuant to this letter agreement.

4.	We understand that the Trust will rely on this undertaking in preparing and filing its Pre-Effective Amendment to the Registration Statement on Form N-1A for the Trust and the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust to so rely.

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Very truly yours,
HARRIS ASSOCIATES L.P.

By:	/s/ Christopher W. Keller
	Name:	Christopher W. Keller
	Title:	President

Accepted and Agreed to by:

HARRIS OAKMARK ETF TRUST
on behalf of the Fund identified herein

By:	/s/ Rana J. Wright
	Name:	Rana J. Wright
	Title:	President